Exhibit 10.1

ENVIVIO, INC.

February 24, 2015

Name:	Mike LaJoie
Address:

Dear Mike:

1. Board of Directors. Envivio, Inc. (the “Company”) is pleased to extend an offer to you to become a member of the Company’s Board of Directors (the “Board”). Your background and experience in our industry will be an excellent complement to our existing Board, and I am personally very excited for you to join our leadership. This letter, once agreed to and accepted by you, shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you are to provide. Your services as a director shall be subject to and in accordance with Delaware law. You shall serve as a director until such time as you resign, are removed from office in accordance with applicable law, the Certificate of Incorporation or Bylaws of the Company or you fail to be re-elected at a duly constituted meeting of the Company’s stockholders. Your formal appointment to the Board is subject to satisfactory completion of a standard background check. We anticipate that this will be completed in the very near future.

You are being invited to join the Board because of your reputation and experience in areas that relate to the Company’s business and strategy. The Company hopes that, as a member of the Board, you will continue to contribute to the success of the Company by participating in meetings of the Board and providing the Company with advice and guidance consistent with your role as a member of the Board. Regular meetings of the Board are generally held quarterly, in addition to special meetings of the Board which are held from time-to-time on an as-needed basis, and we would hope that your schedule permits you to attend all of the meetings.

The Board is currently divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be nominated for election to serve from the time of election and qualification until the third annual meeting following election. The Board has designated you as a Class II director, which means your current term will expire at the annual meeting of stockholders to be held in 2017. The classified board structure may be changed in accordance with the Company’s Certificate of Incorporation and Bylaws. You may also be re-assigned a different class in the future.

As a precautionary matter and to avoid any conflicts of interest, we ask that while you are a Board member that you do not provide advice to or otherwise provide services to any competitor of the Company. In addition, we ask that you inform the Company of any potential, actual, direct or indirect conflict of interest that you think exists or may arise as a result of your relationship with the Company, so that we may come to a quick and mutually agreeable resolution.

2. Committees of the Board. It is contemplated that you will serve on at least one of the committees of the Board. Committee appointments are at the discretion of the Board. We look forward to discussing further with you on which committee or committees of the Board you feel comfortable serving.

3. Indemnification. In connection with your services as a director of the Company, the Company agrees to indemnify you to the extent permitted by applicable law and the Certificate of Incorporation of the Company, subject to the terms and conditions provided for in the Company’s form of Indemnification Agreement, attached hereto as Exhibit A (the “Indemnification Agreement”). The Company agrees to enter into the Indemnification Agreement with you.

4. Initial Grant of Equity. As consideration for your services on the Board and subject to approval by the Board, you will be granted either a nonstatutory stock option or restricted stock units to purchase a number of shares equal to the quotient of $100,000 (based on the fair market value of the underlying shares on the date of grant) under the Company’s 2012 Stock Incentive Plan (the “Plan”). The award will be governed by the terms of the Plan and the applicable equity award agreement. The award shall vest at a rate of 1/48th of the total number of shares subject to the award each month you continue to serve as a director after the vesting commencement date, which will be the date that you are formally appointed to the Board. All of the shares subject to this award will immediately vest upon a change of control of the Company.

5. Additional Compensation – Equity. As a non-employee director, you are also eligible to receive an automatic annual equity grant under the Plan. On the first business day following each regular annual stockholder meeting, each non-employee director who was not elected to the Board for the first time at that meeting and who has served on the Board for at least twelve months as of the date of the meeting, will receive an annual equity award equal to $50,000 based on the fair market value or Black-Scholes value of our common stock on the date of grant. The annual awards will automatically be granted in the form of restricted stock units under the Plan after the business day following the annual stockholder meeting. The grant will vest in full on the first anniversary of the date of grant, or immediately prior to the next regular annual stockholder meeting following the date of grant if the meeting occurs prior to the first anniversary date. Each award will become fully vested upon a change of control of the Company. The number of restricted stock units actually awarded will be determined by dividing the cash value of the grant by the closing price of a share of the Company’s common stock on the date of the grant. Notwithstanding the foregoing, the Board or the Compensation Committee, in its discretion, may change and otherwise revise the terms of the awards granted to non-employee directors, including the aggregate value or number of shares subject to the awards or the type of award to be granted.

6. Additional Compensation – Cash. Each non-employee director receives cash compensation in accordance with the compensation program set forth on Exhibit B hereto.

7. Reimbursement of Expenses. You shall be reimbursed for reasonable travel and other out-of-pocket expenses incurred by you in fulfilling your obligations under this agreement in accordance with the Company’s standard business reimbursement policies applicable to non-employee directors.

8. Not an Employee. Your relationship with the Company will not be that of an employee. You will not be eligible for any employee benefits.

9. Term. This Agreement shall terminate upon your departure from the Board.

I am excited about you joining our Board and look forward to working with you to help the Company achieve its goals. You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and returning it to me.

Very truly yours,		Agreed and Accepted:

ENVIVIO, INC.

By	/s/ Terry D. Kramer	/s/ Michael L. LaJoie
	Terry D. Kramer	Michael LaJoie
Chairman of the Board
Date	2/24/15	Date	2/24/15

Attachments

Exhibit A

Form of Indemnification Agreement

A-1

Exhibit B

Non-employee Director Cash Compensation Program

General Board Services
Annual Cash Retainer	$20,000
Meeting Fee	None
Committee Chair Services
Annual Cash Retainer
Audit	$25,000
Compensation	$15,000
Nominating / Governance	$5,000
Meeting Fees (all committees)	None
Committee Member Services
Annual Cash Retainer
Audit	$5,000
Compensation	$3,000
Nominating / Governance	$1,500
Meeting Fees (all committees)	None

B-1